Emmaus Life Sciences, Inc 10-Q
Exhibit 10.1

EMMAUS LIFE SCIENCES, INC.

Promissory Note
(Cash Interest t)
(2 Years)

Principal Amount: $   200,000.00                                                Date:   06/28/2013

FOR VALUE RECEIVED, Emmaus Life Sciences, Inc., a Delaware corporation, located at 20725 S. Western Ave., Suite 136, Torrance, CA 90501 (“Borrower”) agrees to pay to

  For Days Co., Ltd.   (“Lender”), the sum of $   200,000.00   U.S. Dollars (“Principal Amount”), together with accrued interest thereon at the rate of two percent (2%) per annum, under the following terms and conditions of this Promissory Note (“Note”).

1.           Terms of Repayment (Balloon Payment): Simple interest at the rate of two percent (2%) per annum will accrue on the outstanding Principal Amount commencing on the date of this Note and the Borrower shall make quarterly payments of interest only, as set forth in Attachment 1 hereto. The entire unpaid principal amount and any accrued interest shall become immediately due and payable the 2 year anniversary of the Loan Date.

2.           Prepayment: This Note may be prepaid in whole or in part at any time without premium or penalty. All prepayments shall be in cash, and first be applied to accrued interest, and then to outstanding Principal Amount.

3.           Place of Payment: All payments due under this Note shall be sent to the Lender’s address, set forth in Attachment 1 hereto, or at such other place as the holder of this Note may subsequently designate in writing to the Borrower.

4.           Acceleration of Debt: If the Borrower fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

5.           Modification: No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by the parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

6.           Assignment. Neither this Note, nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Borrower or by the Lender without the prior written consent of the other party, except in connection with an assignment in whole to a successor corporation to Borrower, provided that such successor corporation acquires all or substantially all of Borrower’s property and assets and Lender’s rights hereunder are not impaired.

7.           Complete Note. This Note is the complete and exclusive statement of agreement of the parties with respect to matters in this Note. This Note replaces and supersedes all prior written or oral agreements or statements by and among the parties with respect to the matters covered by it. No representation, statement, condition or warranty not contained in this Note is binding on the parties.

9.           Severability of Provisions: If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

10.         Choice of Law: All terms and conditions of this Note shall be interpreted under the laws of the State of California, United States of America.

IN WITNESS WHEREOF, the Borrower has caused this PROMISSORY NOTE to be executed by a duly authorized officer as of the date first written above.

Emmaus Life Sciences, Inc.

By:

ATTACHMENT 1

Lender’s Name:	For Days Co., Ltd.

Lender’s Address:	1-13-21. Kayana-ho
Nihonbashi, Chuo-ku
Tokyo, Japan 103-0025

Principal Amount:	USD $	200,000.00

Quarterly Interest at 2% Per Annum on Principal Amount:	$1,000.00